EXHIBIT 21.1

SUBSIDIARIES

Subsidiary	State or Country of Organization
Metal Services Holdco LLC	Delaware
Tube City IMS Corporation	Delaware
Tube City IMS, LLC	Delaware
Tube City IMS Canada Limited	Canada
Hanson Resource Management Limited	United Kingdom
Hanson Support Services Limited	United Kingdom
Tube City IMS Holding B.V.	The Netherlands
Tube City IMS France Holding S.A.S.	France
Tube City IMS France Sud S.A.S	France
Tube City IMS France Centre S.A.S.	France
Tube City IMS Kosice s.r.o.	Slovak Republic
Tube City IMS Balkan d.o.o.	Serbia
Tube City IMS Servicos Industriais do Brasil Ltda.	Brazil
Tube City IMS Belgium BVBA	Belgium
Tube City IMS Trinidad Limited	Trinidad & Tobago
Tube City IMS Singapore Pte. Limited	Singapore
Tube City IMS de Mexico S. de R.L. de C.V.	Mexico
Tube City IMS Servicios de Mexico S. de R.L. de C.V.	Mexico
Tube City IMS Taiwan Limited	Taiwan, R.O.C.
Tube City IMS Middle East Holding W.L.L.	Kingdom of Bahrain[1]
Tube City IMS DMCC	United Arab Emirates
Tube City IMS South Africa (Pty) Ltd.	South Africa

[1]	A branch of Tube City IMS Middle East Holding W.L.L. is registered and operates in Abu Dhabi, United Arab Emirates.